Exhibit 10.8
June 27, 2007
Mr. Mauricio Ramos
1605 Suncrest Road
Castle Rock, CO 80104
USA
Dear Mauricio:
This letter sets forth the agreement (“Agreement”) between Liberty Global Services, LLC (the “Company”) and yourself concerning your employment with the Company. The Company may reassign you to a different affiliated company and/or location during the term of this Agreement. You will be an employee-at-will, and either the Company or you may terminate your employment at any time with or without cause.
The terms of this Agreement are set forth below:

1.	Effective Date:	July 2, 2007

2.	Title and Job Description:	You will serve as President, Liberty Global Latin America Division, reporting to the President and Chief Executive Officer of Liberty Global, Inc. (“LGI”). Your duties and responsibilities will be as assigned by your supervisor at LGI. By signing below, you agree to serve LGI and the Company to the best of your ability and faithfully, loyally and diligently perform your duties to LGI and the Company.

The Company acknowledges that you are also employed as an officer of VTR GlobalCom S.A. in Chile, and has informed LGI of that fact.

You will be expected to carry out your duties for the Company and LGI principally in Colorado, including making and communicating decisions regarding LGI’s business and signing contracts in your capacity as an officer of LGI. You will not under any circumstances sign contracts on behalf of the Company or LGI while you are present in Chile.

You will be required to attend meetings of executives and the Board of Directors of LGI from time to time in the United States of America and other locations as your supervisor directs. You also may be required to perform your duties for LGI or the Company at other locations throughout the world.

3.	Salary:	You will be paid on a bi-weekly basis at a rate equal to an annual salary of US$81,000. Your salary and performance may be reviewed annually. This salary, together with the other benefits described below, represents your total compensation package provided by the Company. Your annual salary

Employment Agreement
Mauricio Ramos
June 27, 2007

and any annual performance review do not create a contract for any specific term of employment.

4.	Bonus Plan:	You may be eligible to participate in the 2007 Senior Management Bonus Plan and any future bonus plan approved for senior management of LGI. The payment of any award under such a program will be subject to the terms and conditions of the program and approval by the LGI Compensation Committee. The provision of a bonus plan is not a guarantee and you will not be entitled to any certain percentage or amount of a bonus. It is possible that you may not receive a bonus in a certain year if the terms and conditions of the bonus plan are not achieved. Similarly, the payment of a bonus does not guarantee or create a precedent that entitles you to any future bonus.

5.	Performance Plan:	You may be eligible to participate in the performance-based incentive plan approved for senior executives of LGI. The payment of any award under such incentive plan will be subject to the terms and conditions of the incentive plan and approval by the LGI Compensation Committee. The provision of a performance plan is not a guarantee and you will not be entitled to any certain award. It is possible that you may not receive an award following your applicable performance period in the performance plan if the terms and conditions of the performance plan are not achieved. Similarly, the payment of an award over a service period does not guarantee or create a precedent that entitles you to any future performance award.

6.	Benefits:	You and your family will be entitled to any benefits available under the standard benefit package offered by LGI, in accordance with the policy guidelines set forth by LGI and its insurance carriers. These benefits currently include, but are not limited to, participation in medical, dental and vision coverage, vacation, sick leave and disability coverage. In addition, you may participate in LGI’s 401(k) plan in accordance with the plan guidelines.

7.	U.S. Withholding:	You understand and acknowledge that the Company and LGI may be subject to legal obligations to withhold taxes on your compensation (including compensation in the form of equity-based awards) and on the exercise or vesting of compensation in the form of equity-based awards. Further, you agree to pay directly, as and when due, all taxes payable by you in connection with compensation paid or provided to you by LGI and the Company, including compensation in the form of equity-based awards, and taxes payable on the exercise or vesting thereof. By executing this Agreement, you irrevocably release and agree to hold harmless the Company and LGI from and against any liability arising directly or indirectly from their compliance with requirements to withhold such amounts and their respective procedures for calculating such withholding.

8.	U.S. Tax Returns:	The Company will pay the reasonable costs associated with the preparation by independent tax consultants of your U.S. tax returns, up to a maximum of $1,750 per tax year. You acknowledge that costs for preparing any Chilean tax

Employment Agreement
Mauricio Ramos
June 27, 2007

returns are not the responsibility of the Company or LGI. The Company will select the independent tax consultants who will prepare your U.S. tax returns. In the event you do not submit information necessary to complete your U.S. tax returns for the applicable tax year by the date required by the Company’s tax consultant for timely filing, the Company may elect not to assist you with the costs for such year. The Company and LGI will have no responsibility for payment of any of your taxes, which will be solely your obligation.

9.	Vacation:	You are eligible to take paid vacation time in the amount of 160 hours per calendar year, which shall be prorated on a monthly basis, to be taken in accordance with LGI’s policies.

10.	Employee Receivables:	You understand that you may incur personal expenses in the course of your employment with the Company or your assignment to LGI. These expenses may include, but are not limited to, personal phone call charges, personal travel expenses, travel advances, and amounts relating to the calculation and payment of foreign taxes. As a condition of your employment with the Company, you agree that the Company may deduct expenses you owe the Company or its affiliates from your paycheck or any other amount owed to you by the Company at any time during your employment or at separation from employment.

You may be provided with personal property and equipment to use during your employment with the Company. As a condition of your employment, you agree that upon request during employment or at separation from the Company, you will return such property and equipment to the Company or its affiliate as appropriate. Any charges for damage done to any property or equipment of the Company or its affiliates will be deducted from your final paycheck or any other amount owed to you by the Company. In the event any such property or equipment is not returned by you promptly after your employment with the Company terminates, the Company will determine the fair market value of the property or equipment, which amount will be deducted from your final paycheck or from any other amount owed to you by the Company. Also, the Company may pursue other legal remedies available to recover the reasonable value of any property of the Company or its affiliates that is damaged or not promptly returned by you, including the recovery of reasonable attorneys’ fees and costs.

11.	Termination:	The term of this Agreement begins on July 2, 2007 and ends on April 1, 2009, unless terminated earlier as provided herein or extended by agreement between you and the Company. Your employment and this Agreement may be terminated by the Company at any time with or without cause.

12.	Policies:	Notwithstanding your employment by the Company, you will continue to be subject to the Policy Manual of LGI as well as other policies of LGI and the Company as in effect from time to time. The Company and LGI may change, at their sole discretion, from time to time, the provisions of benefit plans, policies or other corporate policies.

Employment Agreement
Mauricio Ramos
June 27, 2007

13.	Confidential Information:	You will not, at any time during or after your employment, disclose to or use for the benefit of any person or entity other than the Company and its affiliates any information of the Company or any of its affiliates that is confidential, proprietary or otherwise generally not available to the public, including but not limited to information regarding the Company’s or any of its affiliates’ businesses and potential new projects, and other confidential, non-public or proprietary information or materials of the Company or any of its affiliates, or others with whom the Company has a confidential relationship. You will promptly return all such information in all forms and media to the Company promptly upon termination of your employment.

Notwithstanding the preceding provisions allowing the disclosure of certain information to affiliates of the Company, in your capacity as an employee of VTR GlobalCom S.A., you will be permitted to disclose to VTR GlobalCom S.A. and its officers, directors, employees and agents confidential, proprietary or non-public information of LGI only to the extent your LGI supervisor so permits.

14.	Severability and Survival of Terms:	In case any one or more of the provisions of this Agreement shall be found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement will not be affected. Further, any provision or portion of this Agreement found to be invalid, illegal, or unenforceable shall be deemed, without further action on the part of you or the Company, to be modified, amended and/or limited to the minimum extent necessary to render such provisions or portions thereof valid and enforceable.

15.	Entire Agreement:	This Agreement contains the parties’ entire agreement with respect to your employment by the Company. This Agreement may be amended only by a written document signed by you and the Company.

16.	Governing Law:	This Agreement and all aspects of your employment relationship with the Company are governed by the internal laws of the United States of America and the State of Colorado, without reference to any conflicts of laws principles. All disputes concerning the same will be resolved exclusively as provided below.

17.	Arbitration:	If any dispute involving this Agreement or any aspect of your employment relationship with the Company or your assignment to LGI arises, then the dispute shall be determined through binding arbitration in Denver, Colorado in accordance with the employment arbitration procedures of the American Arbitration Association (“AAA”) existing at the time the arbitration is conducted, before a single arbitrator chosen in accordance with the AAA procedures, and the decision of the arbitrator shall be enforceable as a court judgment. All arbitration proceedings shall be confidential.

Employment Agreement
Mauricio Ramos
June 27, 2007

Notwithstanding the preceding arbitration provision, by signing below you agree that the Company and its affiliates would be irreparably harmed by any breach by you of the provisions set forth under “Title and Job Description,” “Employee Receivables,” and “Confidential Information” above, and that the Company and its affiliates to which you are assigned from time to time will have the right to obtain temporary and permanent injunctions and other equitable relief in any court having jurisdiction to prevent or terminate a violation of those provisions. The prevailing party in any civil action, arbitration or other legal proceeding shall be entitled to recover its or his reasonable attorneys’ fees and costs, to the extent permitted by law.
The Company looks forward to a successful employment relationship with you. If you are in agreement with the above terms, please indicate your acceptance by signing below and returning one fully executed copy to me no later than July 2, 2007.
Sincerely,
LIBERTY GLOBAL SERVICES, LLC
(Employer)

By:	/s/ Amy M. Blair

Amy M. Blair
Senior Vice President, Global Human Resources
ACCEPTED and AGREED:

/s/ Mauricio Ramos

Mauricio Ramos	Date: June 27, 2007

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